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                                                                   EXHIBIT 10.60



                              EMPLOYMENT AGREEMENT

         This Employment Agreement (this "Agreement"), dated as of the 13th day of March 2000, but effective as of January 1, 2000, is entered into in Richardson, Texas by and between HighwayMaster Communications, Inc., a Delaware corporation, with its principal place of business located at 1155 Kas Drive, Suite 100, Richardson, Texas, 75081 ("Employer"), and Todd A. Felker, an individual residing at 6316 Walling Avenue, Plano, Texas 75093 ("Employee").

         NOW, THEREFORE, in consideration of the mutual covenants set forth herein, Employer and Employee, intending to be legally bound, hereby agree as follows:

1. Employment Relationship. Employer hereby employs Employee, and Employee hereby accepts such employment, upon the terms and conditions set forth in this Agreement. Such employment relationship shall continue for the stated term of this Agreement, as described in Paragraph 8 hereof, unless earlier terminated pursuant to Paragraph 5 hereof.

2. Position and Responsibilities of Employee. Employee shall be employed as Senior Vice President-Sales, Marketing & Account Management with job responsibilities related thereto, and such job responsibilities may be expanded at the sole discretion of Employer. Employee shall report to the President and shall devote such time, skill and attention to the business of Employer as shall be required for the efficient management thereof, and shall manage and supervise such business, and shall devote his full time best efforts to the faithful performance of his duties on behalf of Employer. Employee shall also perform such other duties, and may have job responsibilities and titles modified from time to time as may be requested by the President or by resolution of the Board of Directors of Employer, provided such duties and job titles are generally consistent with the level of responsibility currently held by Employee. Employee shall not engage in additional gainful employment of any kind or undertake any role or position, whether or not for compensation, with any competitor of Employer during the term of this Agreement without advance written consent from Employer.

3. Compensation. For all services rendered by Employee pursuant to this Agreement, Employer shall pay to Employee, and Employee shall accept as full compensation hereunder the following:

         a. Salary. Employee shall receive a salary of $13,750.00 per month payable by Employer in bi-monthly amounts in Richardson, Texas. Employee's salary shall be subject to all appropriate federal and state withholding taxes and shall be payable in accordance with the normal payroll procedures of Employer.

         b. Benefits and Perquisites. Employee shall be entitled to participate in the employee benefit plans provided by Employer for all employees generally, and for executive employees of Employer. Employer shall be entitled to change such plans from time to time, and the parties acknowledge that at the initial date of this


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                  Agreement the fringe benefits provided to Employee include a corporate 401(k) plan, health, dental, life, short and long-term disability insurance for the Employee, and reimbursement of certain expenses in accordance with the policies and procedures of Employer.

         c. Discretionary Bonuses. Employer shall establish an incentive bonus plan for Employee based on various targets and performance criteria to be established by the President and Board of Directors in consultation with the Employee. The evaluation of the performance of the Employee as measured by the applicable targets and the awarding of applicable bonuses, if any, shall be at the sole discretion of the President. The maximum annual bonus which may be awarded to Employee shall be in the amount of thirty percent (30%) of Employee's annual base salary at each fiscal year end of Employer during the term of this Agreement, pro-rated for partial years. The annual discretionary bonus may be awarded in whole, in part, or withheld in its entirety based on the level of incentive bonus plan performance criteria achieved by Employee, in the sole judgement of the President and Board of Directors. If Employee terminates this Agreement prior to the expiration of the initial one (1) year term or if Employer terminates this Agreement for cause as per Paragraph 5(b), the Employee will not be paid any Discretionary Bonus, in whole or in part. If Employer terminates this Agreement as per Paragraph 5 (c) hereof prior to the expiration of the initial one (1) year term, Employee shall be entitled to receive his Discretionary Bonus on a prorated basis in such amount as determined by the President in her sole discretion.

         d. Stock Options. Employee previously executed Stock Option Agreement(s) by which Employee has been granted the right to purchase shares of common stock of Employer at a stated exercise price as per the terms and conditions of the HighwayMaster Communications, Inc.(f/k/a HM Holding Corporation) 1994 Stock Option Plan (the "Plan")(such previous option grants hereinafter referred to as "Previous Stock Option Grants"). As per the Plan and the Stock Option Agreements, Employee's options vest in five (5) installments with 20% vesting immediately upon the grant date and 20% vesting on each of the next four yearly anniversaries of grant date. Notwithstanding the terms of the Plan and the Stock Option Agreements previously executed by Employee and Employer, upon the occurrence of a Change in Control as defined in Paragraph 7 of this Agreement, all stock options issued pursuant to the Previous Stock Option Grants shall accelerate and be deemed vested on the day prior to the Change in Control of Employer.

4. Protective Covenants. Employee recognizes that his employment by Employer is one of the highest trust and confidence because (i) Employee will become fully familiar with all aspects of Employer's business during the period of his employment with Employer, (ii) certain information of which Employee will gain knowledge during his employment by Employer is proprietary and confidential information and is of special and peculiar value to Employer, and (iii) if any such proprietary and confidential information were imparted to or became known by any person, including Employee, engaging in a business in


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         competition with that of Employer, hardship, loss and irreparable injury and damage could result to Employer, the measurement of which would be difficult if not impossible to ascertain. Employee further acknowledges that Employer has developed unique skills, concepts, sales presentations, marketing programs, marketing strategy, business practices, methods of operation, pricing information, production cost information, trademarks, licenses, technical information, proprietary information, computer software programs, tapes and discs concerning its operations systems, customer lists, customer leads, documents identifying past, present and future customers, customer profile and preference data, hiring and training methods, investment policies, financial and other confidential and proprietary information concerning its operations and expansion plans ("Trade Secrets"). Therefore, Employee agrees that it is necessary for Employer to protect its business and that of its affiliates from such damage, and Employee further agrees that the following covenants constitute a reasonable and appropriate means, consistent with the best interest of both Employee and Employer, to protect Employer or its affiliates against damage due to loss or disclosure of proprietary information or Trade Secrets and shall apply to and be binding upon Employee as provided herein:

         a. Trade Secrets. Employee recognizes that his position with Employer is one of the highest trust and confidence by reason of Employee's access to and contact with certain Trade Secrets of Employer. Employee agrees and covenants that, except as may be required by Employer in connection with this Agreement, or with the prior written consent of Employer, Employee shall not, either during the term of this Agreement or thereafter, directly or indirectly, use for Employee's own benefit or for the benefit of another, or disclose, disseminate, or distribute to another, except as directed by Employer or as required for the performance of Employee's duties on behalf of the Employer, any Trade Secret (whether or not acquired, learned, obtained, or developed by Employee alone or in conjunction with others) of Employer or of others with whom Employer has a business relationship. All Trade Secrets, and all memoranda, notes, records, drawings, documents, or other writings whatsoever made, compiled, acquired, or received by Employee during the term of this Agreement, arising out of, in connection with, or related to any activity or business of Employer, including, but not limited to, the customers, suppliers, or others with whom Employer has a business relationship, the arrangements of Employer with such parties, and the pricing and expansion policies and strategy of Employer, are, and shall continue to be, the sole and exclusive property of Employer and shall, together with all copies thereof, any and all documents constituting or relating to Employer's proprietary information and Trade Secrets, and all advertising literature, be returned and delivered to Employer by Employee immediately, without demand, upon the termination of this Agreement, or at any time upon Employer's demand.

                           Employee acknowledges that Employer would not provide
                  Employee access to Employer's Trade Secrets and proprietary and confidential information but for Employee's covenants in this Paragraph 4.


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                           Employee represents and warrants that he is not bound
                  by any agreement with any prior employer or other party that will be breached by execution and performance of this Agreement, or which would otherwise prevent him from performing his duties with Employer as set forth in this Agreement. Employee represents and warrants that he has not retained any copies of proprietary and confidential information of any prior employer, and he will not use or rely on any confidential and proprietary information of any prior employer in carrying out his duties for Employer.

         b. Covenant Not to Compete. In consideration of the numerous mutual promises contained in the Agreement between Employer and the Employee, including, without limitation, those involving access to Trade Secrets and confidential information and training, and in order to protect Employer's Trade Secrets and the confidential information and to reduce the likelihood of irreparable damage which would occur in the event such information is provided to or used by a competitor of Employer, Employee agrees that during his or her employment and for an additional period of eighteen (18) months immediately following the voluntary or involuntary termination of his or her employment (the "Non-Competition Term"), Employee will not, without the prior written consent of Employer (which consent may be withheld in its sole discretion), enter the employ of any person or entity, either directly or indirectly either as principal, agent, representative, shareholder (except owning publicly traded stock for investment purposes only in which Employee owns less than 5%) consultant, officer, business partner, associate, employee or otherwise, with a place of business in the United States of America and/or Canada, which sells or offers to sell services and/or products which compete directly with the services and/or products offered or to be offered for sale by Employer.

                  If, during any period within the Noncompetition Term, Employee is not in compliance with the terms of this Paragraph 4, Employer shall be entitled to, among other remedies, compliance by Employee with the terms of this Paragraph 4 for an additional period equal to the period of such noncompliance. For purposes of this Agreement, the term "Noncompetition Term" shall also include this additional period. Employee hereby acknowledges that the geographic boundaries, scope of prohibited activities and the time duration of the provisions of this Section 4 are reasonable and are no broader than are necessary to protect the legitimate business interests of the Employer.

                  The Employer and Employee agree and stipulate that the agreements and covenants not to compete contained in Paragraph 4 hereof are fair and reasonable in light of all of the facts and circumstances of the relationship between Employee and Employer; however, Employee and Employer are aware that in certain circumstances courts have refused to enforce certain agreements not to compete. Therefore, in furtherance of, and not in derogation of the provisions of Paragraph 4, Employer and Employee agree that in the event a court should decline to enforce the provisions of Paragraph 4, that Paragraph 4 shall be deemed to be modified or reformed to restrict Employee's competition with Employer or its


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                  affiliates to the maximum extent, as to time, geography and business scope, which the court shall find enforceable; provided, however, in no event shall the provisions of Paragraph 4 be deemed to be more restrictive to Employee than those contained herein.

         c. Non-Solicitation Employee agrees that during his employment, and for a period of twenty four (24) months following the termination of his employment (for whatever reason), that neither he nor any individual, partner(s), limited partnership, corporation or other entity or business with which he is in any way affiliated, including, without limitation, any partner, limited partner, director, officer, shareholder, employee, or agent of any such entity or business, will (i) request, induce or attempt to influence, directly or indirectly, any employee of Employer to terminate their employment with Employer or (ii) employ any person who as of the date of this Agreement was, or after such date is or was, an employee of Employer. Employee further agrees that during the period beginning with the commencement of Employee's employment with Employer and ending twenty four
                  (24) months after the termination of Employee's employment with Employer (for whatever reason), he shall not, directly or indirectly, as an employee, agent, consultant, stockholder, director, partner or in any other individual or representative capacity of Employer or of any other person, entity or business, solicit or encourage any present or future customer, supplier, contractor, partner or investor of the Employer to terminate or otherwise alter his, her or its relationship with Employer.

         d. Work Product. For purposes of this Paragraph 4, "Work Product" shall mean all intellectual property rights, including all trade secrets, U.S. and international copyrights, patentable inventions, discoveries and other intellectual property rights in any programming, design, documentation, technology, or other work product that is created in connection with Employee's work. In addition, all rights in any preexisting programming, design, documentation, technology, or other Work Product provided to Employer during Employee's employment shall automatically become part of the Work Product hereunder, whether or not it arises specifically out of my "Work." For purposes of this Agreement, "Work" shall mean (1) any direct assignments and required performance by or for the Employer, and (2) any other productive output that relates to the business of the Employer and is produced during the course of Employee's employment or engagement by Employer. For this purpose, Work may be considered present even after normal working hours, away from Employer's premises, on an unsupervised basis, alone or with others. Unless otherwise provided in a subsequent writing signed by the President of the Employer, this Agreement shall apply to all Work Product created in connection with all Work conducted before or after the date of this Agreement.

                  Employer shall own all rights in the Work Product. To this end, all Work Product shall be considered work made for hire for Employer. If any of the Work Product may not, by operation of law or agreement, be considered Work made by


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                  Employee for hire for the Employer (or if ownership of all rights therein do not otherwise vest exclusively in the Employer immediately), Employee agrees to assign, and upon creation thereof does hereby automatically assign, with further consideration, the ownership thereof to the Employer. Employee hereby irrevocably relinquishes for the benefit of Employer and its assigns any moral rights in the Work Product recognized by applicable law. Employer shall have the right to obtain and hold, in whatever name or capacity it selects, copyrights, registrations, and any other protection available in the Work Product.

                  Employee agrees to perform upon the request of Employer, during or after Employee's Work or employment, such further acts as may be necessary or desirable to transfer, perfect, and defend the Employer's ownership of the Work Product, including by (1) executing, acknowledging, and delivering any requested affidavits and documents of assignment and conveyance, (2) obtaining and/or aiding in the enforcement of copyrights, trade secrets, and (if applicable) patents with respect to the Work Product in any countries, and (3) providing testimony in connection with any proceeding affecting the rights of the Employer in any Work Product.

                  Employee warrants that Employee's Work for Employer does not and will not in any way conflict with any remaining obligations Employee may have with any prior employer or contractor. Employee also agrees to develop all Work Product in a manner that avoids even the appearance of infringement of any third party's intellectual property rights.

         e. Survival of Covenants. Each covenant of Employee set forth in this Paragraph 4 shall survive the termination of this Agreement and shall be construed as an agreement independent of any other provision of this Agreement, and the existence of any claim or cause of action of Employee against Employer whether predicated on this Agreement or otherwise shall not constitute a defense to the enforcement by Employer of said covenant. No modification or waiver of any covenant contained in Paragraph 4 shall be valid unless such waiver or modification is in writing and signed by the President of the Employer.

         f. Remedies. In the event of breach or threatened breach by Employee of any provision of this Paragraph 4, Employer shall be entitled to relief by temporary restraining order, temporary injunction, or permanent injunction or otherwise, in addition to other legal and equitable relief to which it may be entitled, including any and all monetary damages which Employer may incur as a result of said breach, violation or threatened breach or violation. Employer may pursue any remedy available to it concurrently or consecutively in any order as to any breach, violation, or threatened breach or violation, and the pursuit of one of such remedies at any time will not be deemed an election of remedies or waiver of the right to pursue any other of such remedies as to such breach, violation, or threatened breach or violation, or as to any other breach, violation, or threatened breach or violation.


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                           Employee hereby acknowledges that Employee's
                  agreement to be bound by the protective covenants set forth in this Paragraph 4 was a material inducement for Employer entering into this Agreement, agreeing to pay Employee the compensation and benefits set forth herein, and providing Employee access to Employer's Trade Secrets and other confidential information.

5. Termination. The employment relationship between Employee and Employer created hereunder shall terminate before the expiration of the stated term of this Agreement upon the occurrence of any one of the following events:

         a. Death or Permanent Disability. The employment relationship shall be terminated effective on the death or permanent disability of the Employee.

         b. Termination for Cause. The following events, which for purposes of this Agreement shall constitute "cause" for termination:

                  i. Any act of fraud, misappropriation or embezzlement by Employee with respect to any aspect of Employer's business;

                  ii. The breach by Employee of any provision of Paragraphs 1, 2 or 4 (including but not limited to a refusal to follow lawful directives of the President or Board of Directors of Employer which are not inconsistent with the provisions of this Agreement) of this Agreement;

                  iii. The conviction of Employee by a court of competent jurisdiction of a felony or of a crime involving moral turpitude;

                  iv. The intentional and material breach by the Employee of any non-disclosure or non-competition/non-solicitation provision of any agreement to which the Employee and Employer or any of its subsidiaries are parties; or

                  v. The intentional and continual failure by the Employee to perform in all material respects his duties and responsibilities (other than as a result of death or disability) and the failure of the Employee to cure the same in all material respects within thirty (30) days after written notice thereof from Employer;

                  vi. The illegal use of drugs by Employee during the term of this Agreement that, in the determination of the President of Employer, substantially interferes with Employee's performance of his duties hereunder;

                  vii. acceptance of employment with any other employer except upon written permission of the President of the Employer.


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         c.       Termination by Employer with Notice. Employer may terminate this Agreement without cause at any time upon thirty (30) days written notice to Employee, during which period Employee shall not be required to perform any services for Employer other than to assist Employer in training his successor and generally preparing for an orderly transition; PROVIDED, HOWEVER, that Employee shall be entitled to compensation upon such termination as provided in Paragraph 6(a), (b), (c) and
                  (d) below.

6. Compensation Upon Termination. Upon the termination of Employee's employment under this Agreement before the expiration of the stated term hereof for any reason, Employee shall be entitled to:

         a. the salary earned by him before the effective date of termination as provided in Paragraph 3(a) hereof (including salary payable during any applicable notice period), prorated on the basis of the number of full days of service rendered by Employee during the salary payment period to the effective date of termination;

         b.       any accrued, but unpaid, vacation benefits; and

         c.       any previously authorized but unreimbursed business expenses.

                  If Employee's employment hereunder terminates because of the death or permanent disability of Employee, all amounts that may be due to him under this Paragraph 6 shall be paid to him or his administrators, personal representatives, heirs and legatees, as may be appropriate.

         d. Additional Compensation Upon Termination Without Cause. If Employee's employment hereunder terminates without cause pursuant to Paragraph 5(c) above, Employer shall pay to Employee in addition to the amounts set forth in Subparagraphs 6(a), 6(b) and 6(c) above:

                  i. salary payments for the duration of the initial term of this Agreement, or any Renewal Term, as set forth in Paragraph 8 below when and as such salary payments would have come due had the Employee's employment not been terminated;

                  The provisions of Paragraphs 4, 5 and 6 hereof shall survive the termination of the employment relationship hereunder and this Agreement to the extent necessary or reasonably appropriate to effect the intent of the parties hereto as expressed in such provisions.



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7.       Compensation Upon Change in Control.

         a. For purposes of the Agreement, "Change of Control" means the occurrence of any of the following events:

                  i. any "person" or "group" as such terms are used under Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), other than Employer, any trustee or any other fiduciary holding securities under an employee benefit plan of Employer, or any corporation owned, directly or indirectly, by the stockholders of Employer in substantially the same proportions as their ownership of Common Stock of Employer, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), of securities of Employer representing thirty-five percent (35%) or more of the combined voting power of Employer's voting securities then-outstanding;

                  ii. during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of Employer cease for any reason to constitute a majority thereof (unless the election, or nomination for election by Employer's stockholders, of such director was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved);

                  iii. Employer completes a merger or consolidation of Employer with another corporation, other than (A) a merger or consolidation which would result in the voting securities of Employer outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than eighty percent (80%) of the combined voting power of the voting securities of Employer or such surviving entity outstanding immediately after such merger or consolidation, or (B) a merger or consolidation affected to implement a recapitalization of Employer (or similar transaction) in which no "person" (as herein above defined) acquires more than thirty percent (30%) of the combined voting power of Employer's then-outstanding voting securities; or

                  iv. the stockholders of Employer approve a plan of complete liquidation of Employer or any agreement for the sale or disposition by Employer of all or substantially all of Employer's assets.



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         b.       For purposes of this Agreement, "Good Reason" means the
                  occurrence of any of the following events:

                  i. the reduction of the Employee's job title, position or responsibilities without the Employee's prior written consent;

                  ii. the change of the location where the Employee is based to a location which is more than fifty (50) miles from his present location without the Employee's prior written consent; or

                  iii. the reduction of the Employee's annual salary and bonus by more than ten percent (10%) from the sum of the higher rate of the Employee's actual annual salary and bonus in effect within two years immediately preceding the Change of Control.

                  Employee shall give Employer fifteen (15) business days notice of an intent terminate this Agreement for "Good Reason" as defined in this Paragraph 7, and provide the Employer with ten
                  (10) business days after receipt of such notice from Employee to remedy the alleged violation of subparagraphs 7(b)(i)(ii), or (iii).

         c.       BENEFITS UPON CHANGE IN CONTROL

                  i. Severance Benefits. If the Employee's employment with Employer is terminated (i) by Employer (or by the acquiring or successor business entity following a Change of Control) other than for Cause or death, or
                           (ii) by the Employee for Good Reason, in either event within a period beginning one hundred and eighty
                           (180) days before, and ending two (2) years after, the date of a Change of Control (the "Change Period"), the Employee shall receive a severance benefit in an amount equal to the sum of:

                           (1) the Employee's highest annual cash base salary in effect within two (2) years immediately preceding the Change of Control; plus

                           (2) the average of the Employee's annual bonuses paid for the two (2) calendar years immediately preceding the Change of Control.

                           In addition, for eighteen months following the date of termination of the Employee's employment in circumstances in which a severance payment is due hereunder, Employer shall provide the Employee health and other welfare benefits that are not less favorable to the Employee than those to which he was entitled immediately prior to the Change in Control. Provided however, Employer shall have no obligation to provide Employee with any compensation under this Paragraph 7 if Employee is in breach or violation of any of the covenants contained in Paragraph 4.


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                  ii.      Form of Payment. The amount of the severance benefit
                           provided in Paragraph 7(c)(i) hereof shall be paid to Employee in two (2) equal installments, the first installment payable as soon as practicable after the occurrence of the event giving rise to the payment of the severance benefit by Employer hereunder, but in no event more than thirty (30) days thereafter, and the second installment payable one (1) year following the occurrence of such event, provided, however, that the severance benefit payable by Employer pursuant to Paragraph 7(c)(i) hereof will be reduced by any other cash payments made to the Employee under a written employment agreement between the Employee and Employer for periods after the date on which the Employee's employment was terminated. Provided however, Employer shall have no obligation to provide Employee with any compensation under this Paragraph 7 if Employee is in breach or violation of any of the covenants contained in Paragraph 4.

                  iii. Gross-Up Payments. Anything in this Agreement to the contrary notwithstanding, in the event that a severance payment is made under this Agreement and it shall be determined (as hereafter provided) that any payment (other than the Gross-Up Payments provided for herein) or distribution by Employer or any of its affiliates to or for the benefit of the Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, or the lapse or termination of any restriction on, or the vesting or exercisability of any of the foregoing (a "Payment"), excluding, however, any stock option or right in respect of restricted stock, would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") (or any successor provision thereto), by reason of being considered "contingent on a change in ownership or control" of Employer, within the meaning of Section 280G of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties with respect to such tax (such tax or taxes, together with any such interest and penalties, being hereafter collectively referred to as the "Excise Tax"), then the Employee shall be entitled to receive an additional payment or payments (collectively, a "Gross-Up Payment"); provided, however, that no Gross-Up Payment shall be made with respect to the Excise Tax, if any, imposed upon (i) any stock option, including without limitation any incentive stock option, as defined by Section 422 of the Code ("ISO") granted prior to the execution of this Agreement or (ii) any stock appreciation or similar right, whether or not limited, granted in tandem with an ISO described in clause (i). The Gross-Up Payment shall be in an amount such that, after payment by the Employee of all taxes (including any interest or penalties imposed with respect to such taxes), including an Excise Tax imposed upon the Gross-Up Payment, the Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment. The procedural


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

                           provisions relating to Gross-Up Payments set forth in Annex A hereto are hereby incorporated herein by this reference.

         d. Mitigation. The Employee shall not be required to mitigate the amount of any payment provided for in this Paragraph 7 of this Agreement by seeking other employment or otherwise. However, the amount of any payment or benefit provided for in this Paragraph 7 shall be reduced by any compensation earned by the Employee as a result of employment by another employer and as provided in Paragraph 7(c)(ii) hereof.

8. Term. This Agreement shall be binding and enforceable against Employer and Employee immediately upon its execution by both such parties. The stated term of this Agreement and the employment relationship created hereunder shall begin on January 1, 2000 (with employee to be bound by confidentiality and other provisions set forth in Paragraph 4 herein to the extent confidential information is provided to Employee prior to such date), and shall remain in effect for one (1) year thereafter, unless sooner terminated in accordance with Paragraph 5 hereof. This Agreement shall be deemed to be renewed for a month-to-month term after its initial term ("Renewal Term") unless the parties execute an express written renewal agreement which specifies a different term.

         a. Notwithstanding any provision of this Agreement to the contrary, the parties' respective rights and obligations under Paragraph 7 shall survive any termination or expiration of this Agreement or the termination of the Employee's employment following a Change of Control for any reason whatsoever.

9. Remedies. Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in its favor. Notwithstanding Paragraph 10 below, the parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

10. Arbitration. Except as Provided in Paragraph 9 above, any controversy or claim arising out of or relating to this Agreement or relating to Employee's rights, compensation and responsibilities as an employee shall be determined by arbitration in Dallas County, Texas in accordance with the rules of the American Arbitration Association then in effect. The arbitration shall be submitted to a single arbitrator selected in accordance with the American Arbitration Association's procedures then in effect for the selection of employment arbitrators. This Paragraph 10 shall survive termination of this Agreement for any reason.

11. Assignment. This Agreement is personal to Employee and may not be assigned in any way by Employee without the prior written consent of Employer. This Agreement shall not be assignable or delegable by Employer, other than to an affiliate of Employer;



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

         provided, however, that in the event of the merger or consolidation of Employer the obligations of Employer hereunder shall be binding upon the surviving or resulting entity of such merger of consolidation. The rights and obligations under this Agreement shall inure to the benefit of and shall be binding upon the heirs, legatees, administrators and personal representatives of Employee and upon the successors, representatives and assigns of Employer.

12. Severability and Reformation. The parties hereto intend all provisions of this Agreement to be enforced to the fullest extent permitted by law. If, however, any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future law, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision were never a part hereof, and the remaining provisions shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance.

13. Notices. All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, mailed by certified mail (return receipt requested) or sent by overnight delivery service, cable, telegram, facsimile transmission or telex to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice:

                  If to Employer:   J. Raymond Bilbao
                                    General Counsel & Secretary
                                    1155 Kas Drive, Suite 100
                                    Richardson, Texas  75081

                  If to Employee:   Todd A. Felker
                                    6316 Walling Avenue
                                    Plano, Texas 75093

         Notice so given shall, in the case of notice so given by mail, be deemed to be given and received on the fourth calendar day after posting, in the case of notice so given by overnight delivery service, on the date of actual delivery and, in the case of notice so given by cable, telegram, facsimile transmission, telex or personal delivery, on the date of actual transmission or, as the case may be, personal delivery.

14. Further Actions. Whether or not specifically required under the terms of this Agreement, each party hereto shall execute and deliver such documents and take such further actions as shall be necessary in order for such party to perform all of his or its obligations specified herein or reasonably implied from the terms hereof.

15. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS (RULES) OR CHOICE OF LAWS (RULES) THEREOF.


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

16. Entire Agreement and Amendment. This Agreement contains the entire understanding and agreement between the parties, and supersedes any other agreement between Employee and Employer, whether oral or in writing, with respect to the subject matter hereof. This Agreement may not be altered, amended, or rescinded, nor may any of its provisions be waived, except by an instrument in writing signed by both parties hereto or, in the case of an asserted waiver, by the party against whom the waiver is sought to be enforced. Any modification of this Agreement may only be signed on behalf of Employer by the President of Employer.

17. Counterparts. This Agreement may be executed in counterparts, with the same effect as if both parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

EMPLOYER:

HIGHWAYMASTER COMMUNICATIONS, INC.

By:      /S/  JANA AHLFINGER BELL
         ------------------------
         JANA AHLFINGER BELL,
         President and Chief Executive Officer

EMPLOYEE:


/S/  TODD FELKER
-----------------

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


ANNEX A

                     GROSS-UP PAYMENT PROCEDURAL PROVISIONS

         (a) Subject to the provision of Paragraph (e) hereof, all determinations required to be made under Paragraph 7(c)(iii) of the Agreement, including whether an Excise Tax is payable by the Employee and the amount of such Excise Tax and whether a Gross-Up Payment is required to be paid by Employer to the Employee and the amount of such Gross-Up Payment, if any, shall be made by a Top 5 accounting firm (the "Accounting Firm") selected by the Employee in his sole discretion. The Employee shall direct the Accounting Firm to submit its determination and detailed supporting calculations to both Employer and the Employee within thirty (30) calendar days after the Termination Date, if applicable, and any such other time or times as may be requested by Employer or the Employee. If the Accounting Firm determines that any Excise Tax is payable by the Employee, Employer shall pay the required Gross-Up Payment to the Employee within fifteen (15) business days after receipt of such determination and calculations with respect to any Payment to the Employee. If the Accounting Firm determines that no Excise Tax is payable by the Employee, it shall, at the same time as it makes such determination, furnish Employer and the Employee an opinion that the Employee has substantial authority not to report any Excise Tax on his federal, state or local income or other tax return. As a result of the uncertainty in the application of Section 4999 of the Code (or any successor provision thereto) and the possibility of similar uncertainty regarding applicable state or local tax law at the time of any determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which shall not have been made by Employer should have been made (an "Underpayment"), consistent with the calculations required to be made hereunder. In the event that Employer exhausts or fails to pursue its remedies pursuant to Paragraph (e) hereof and the Employee thereafter is required to make a payment of any Excise Tax, the Employee shall direct the Accounting Firm to determine the amount of the Underpayment that has occurred and to submit its determination and detailed supporting calculations to both Employer and the Employee as promptly as possible. Any such Underpayment shall be promptly paid by Employer to, or for the benefit of, the Employee within fifteen (15) business days after receipt of such determination and calculations.

         (b) Employer and the Employee shall each provide the Accounting Firm access to and copies of any books, records and documents in the possession of Employer or the Employee, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determinations and calculations contemplated by Paragraph (a) hereof. Any determination by the Accounting Firm as to the amount of the Gross-Up Payment shall be binding upon Employer and the Employee.

         (c) The federal, state and local income or other tax returns filed by the Employee shall be prepared and filed on a consistent basis with the determination of the Accounting Firm with respect to the Excise Tax payable by the Employee. The Employee shall make proper payment of the amount of any Excise Payment, and at the request of Employer, provide to Employer true and correct copies (with any amendments) of his federal income tax return as filed with the Internal Revenue Service and corresponding state and local tax returns, if relevant, as filed with the applicable taxing authority, and such other documents reasonable requested by

Employer, evidencing such payment. If prior to the filing of the Employee's federal income tax return, or corresponding state or local tax return, if relevant, the Accounting Firm determines that the amount of the Gross-Up Payment should be reduced, the Employee shall within fifteen (15) business days pay to Employer the amount of such deduction.

         (d) The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by Paragraph
(a) hereof shall be borne by Employer. If such fees and expenses are initially paid by the Employee, Employer shall reimburse the Employee the full amount of such fees and expenses within fifteen (15) business days after receipt from the Employee of a statement therefor and reasonable evidence of his payment thereof.

         (e) The Employee shall notify Employer in writing of any claim by the Internal Revenue Service or any other taxing authority that, if successful, would require the payment by Employer of a Gross-Up Payment. Such notification shall be given as promptly as practicable but no later than ten (10) business days after the Employee actually receives notice of such claim and the Employee shall further apprise Employer of the nature of such claim and the date on which such claim is requested to be paid ( in each case, to the extent known by the Employee). The Employee shall not pay such claim prior to the earlier of (i) the expiration of the thirty (30) calendar-day period following the date on which he gives such notice to Employer and (ii) the date that any payment of amount with respect to such claim is due. If Employer notifies the Employee in writing prior to the expiration of such period that it desires to contest such claim, the Employee shall:

                  (i) provide Employer with any written records or documents in his possession relating to such claim reasonably requested by Employer;

                  (ii) take such action in connection with contesting such claim as Employer shall reasonable request in writing from time to time, including without limitation accepting legal representation with respect to such claim by an attorney competent in respect of the subject matter and reasonably selected by Employer;

                  (iii) cooperate with Employer in good faith in order effectively to contest such claim, and

                  (iv) permit Employer to participate in any proceedings relating to such claim;

provided, however, that Employer shall bear and pay directly all costs and expenses (including interest and penalties) incurred in connection with such contest and shall indemnity and hold harmless the Employee, on an after-tax basis, for and against any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this Paragraph (e), Employer shall control all proceedings taken in connection with the contest of any claim contemplated by this Paragraph (e) and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim (provided, however, that the Employee may participate therein at his own


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

cost and expense) and may, at its option, either direct the Employee to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a count of initial jurisdiction and in one or more appellate courts, as Employer shall determine; provided, however, that if Employer directs the Employee to pay the tax claimed and sue for a refund, Employer shall advance the amount of such payment to the Employee on an interest-free basis and shall indemnify and hold the Employee harmless, on an after-tax basis, from any Excise Tax or income or other tax, including interest or penalties with respect thereto, imposed with respect to such advance; and provided further, however, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Employee with respect to which the contested amount is claimed to be due is limited solely to such contested amount. Furthermore, Employer's control of any such contested claim shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

         (f) If, after the receipt by the Employee of an amount advanced by Employer pursuant to Paragraph (e) hereof, the Employee receives any refund with respect to such claim, the Employee shall (subject to Employer's complying with the requirements of Paragraph (e) hereof) promptly pay to Employer the amount of such refund (together with any interest paid or credited thereon after any taxes applicable thereto). If, after the receipt by the Employee of an amount advanced by Employer pursuant to Paragraph (e) hereof, a determination is made that the Employee shall not be entitled to any refund with respect to such claim and Employer does not notify the Employee in writing of its intent to contest such denial or refund prior to the expiration of thirty (30) calendar days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of any such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid by Employer to the Employee pursuant to this Paragraph 7(c)(iii) of the Agreement.

-------------------



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